UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 18, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[  ]           Soliciting  material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

[  ]            Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the  Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Termination of a Material Definitive Agreement.

On September 18,  2008, Melpar BVBA, a company owned by Rik Dobbelaere that conducted business development activities for Altair Nanotechnologies Inc. (the “Company”) in Europe, terminated the Service Agreement executed on February 11, 2008 (the “Services Agreement”) by the Company and Melpar.  Mr. Dobbelaere caused Melpar to terminate the Service Agreement in order to pursue an employment relationship with a different company.

In connection with the termination of the Services Agreement, on September 18, 2008, the Company and Rik Dobbelaere entered into a Consulting Agreement (the Consulting Agreement”). Pursuant to the Consulting Agreement, the Company has agreed to pay Mr. Dobbelaere a retainer of 1,500 Euros per month during the term of the Consulting Agreement and to pay a fee of 1,500 Euros per day for each day, after the first day per month, Mr. Dobbelaere provides services for the Company in any given month.  In addition, the Company has agreed to pay Mr. Dobbelaere a bonus in January 2009 equal to 60% of the fees paid to Melpar between February 11, 2008 and September 18, 2008 (which 60% calculates to approximately $155,105), contingent upon the Company meeting its bonus targets under its 2008 incentive bonus plan.   Other than such contingent bonus, the Company is not obligated to pay any termination fee or severance amounts to Mr. Dobbelaere.   The term of the Consulting Agreement is intended to be one-year, subject to extension upon mutual agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: September 24, 2008	By /s/ John Fallini
John Fallini, Chief Financial Officer

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